Exhibit 10.6

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

BLACK CACTUS GLOBAL, INC.

AND

THE PURCHASERS PARTY HERETO

SCHEDULES AND EXHIBITS

TO

SECURITIES PURCHASE AGREEMENT

Schedule 3.2	Subsidiaries
Schedule 3.3.2	Capitalization Matters
Schedule 3.4	Authorization; Binding Obligation
Schedule 3.6	Absence of Liabilities
Schedule 3.8	Changes
Schedule 3.9	Title to Properties and Assets; Liens
Schedule 3.10.1	Owned Intellectual Property and Licensed Intellectual Property

Exhibit A	Schedule of Purchasers
Exhibit B	Form of Warrant
Exhibit C	Form of Registration Rights Agreement

BLACK CACTUS GLOBAL, INC.

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is entered into as of April 5, 2018, by and among Black Cactus Global, Inc., a Florida corporation (the “Company”) and the purchasers identified on Exhibit A on the date hereof (which purchasers are hereinafter collectively referred to as the “Purchasers” and each individually as, a “Purchaser”).

BACKGROUND

A.         Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Section 8.

B.         The Company is offering (the “Offering”) restricted warrants (the “Warrants”) (the Warrants and the shares of common stock underlying the warrants, collectively referred to herein as the “Securities”) to a holders of that certain promissory note purchased pursuant to that certain Securities Purchase Agreement, dated November 27, 2017, as amended, modified, and supplemented (collectively, the “November 2017 SPA”) who qualify as “accredited investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act at a purchase price for the Warrants as described below.

C.         The Securities are being offered on a “best efforts” basis to existing warrant holders.

D.         The purchase price of the Warrants shall be $0.0001 (the “Purchase Price”).  The Warrants shall have a five (5) year life with a strike prices equal to the $0.10; $0.15; and $0.20 (the “Exercise Prices”), which may be exercised cashless if the underlying shares are not registered after six (6) months from final Closing (“closing” is defined below).

E.         The Company desires to issue and sell the Securities to each Purchaser in one or more closings (each a “Closing” and collectively the “Closings”) as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.          AGREEMENT TO SELL AND PURCHASE.

1.1        Authorization of Securities.  The Board of Directors of the Company has authorized (i) the sale of up to Warrants (which warrants will be issued in three denominations pursuant to Schedule 1.1 hereto) to purchase 61,391,250 shares of Common Stock; and (ii) the reservation of 65,000,000 restricted common shares to be issued upon cash or cashless exercise of the Warrants (the “Warrant Shares”).

1.2        Initial Sale and Purchase of Securities.  Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained herein, at the Initial Closing, the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the

Company, the number of Securities set forth opposite such Purchaser’s name on Exhibit A under the “Initial Securities” column.

1.3        Issuance of Warrants.  The Warrant shall be in form and substance substantially the same as the form of Warrant in Exhibit B.

2.          CLOSINGS, DELIVERY AND PAYMENT.

2.1        Initial Closing.  Subject to the conditions set forth in Section 5 herein, the initial closing of the sale and purchase of the Securities (the “Initial Closing”), shall take place electronically on such date and at such time as is agreed between the Company and the Purchasers (such date the “Initial Closing Date”), in no event later than April 6, 2018 (the “Termination Date”).

2.2        Subsequent Closings.  Subject to the conditions set forth in Section 5, each Subsequent Closing shall take place electronically on such date and at such time as is agreed between the Company and the Purchasers (such date the “Subsequent Closing Date”), in no event later than April 9, 2018 (the “Final Termination Date”).  The Securities sold at the Subsequent Closings are sometimes referred to herein as “Subsequent Securities.”

2.3        Delivery; Payment.  At each Closing, subject to the terms and conditions hereof, the Purchasers will deliver the full amount of the Purchase Price in cash by wire transfer of immediately available funds in accordance with instructions provided to each purchaser, or as the Company shall otherwise direct and the Company will deliver instructions to its transfer agent authorizing the issuance of the Warrant included in the Securities purchased by such Purchaser or Subsequent Closing Purchaser, as the case may be, at such Closing and each registered in such Purchaser’s name to purchase such number of Warrant Shares included in the Warrants purchased by such Purchaser or Subsequent Closing Purchaser, as the case may be, at such Closing.  Within five (5) business days following any Closing the Company will deliver, unless otherwise requested by any Purchaser, one (1) certificate registered in such Purchaser’s name representing the Securities purchased by such Purchaser at such Closing and the Warrants included in the Securities purchased by such Purchaser at such Closing.  The Company and the Purchasers, in their mutual discretion, may allow a Purchaser to purchase partial Securities, in which case the Purchaser shall receive a certificate representing the appropriate number of Warrants for the appropriate number of Warrant Shares.

3.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Purchasers that the statements made in this Section 3, except as qualified in the disclosure schedules referenced herein and attached hereto (the “Schedules”), are true and correct on the date hereof, as of the Initial Closing and shall be true and correct as of each Subsequent Closing, except as qualified by any updated Schedules delivered at the Subsequent Closing in accordance with Section 5.1.1 herein, all of which qualifications in the Schedules attached hereto and updated Schedules delivered at the Subsequent Closing shall be deemed to be representations and warranties as if made hereunder.  The Schedules shall be arranged to correspond to the numbered paragraphs contained in this Section 3.  For the avoidance of doubt, information disclosed in one section of the Schedule shall not be deemed disclosed in any other section of the Schedule unless there is an explicit cross reference to such other section.  For purposes of this Section 3, “knowledge” shall mean the personal knowledge of any of the Company’s officers or directors or what they would have known upon having made reasonable inquiry.

3.1        Organization, Good Standing and Qualification.  The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and, no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

3.2        Subsidiaries.  Schedule 3.2 contains a true and complete list of each of the Company’s Subsidiaries and their respective jurisdictions of organization.  Except as set forth on Schedule 3.2, no entity owns or controls any ownership interest or profits interest in any other corporation, limited liability company, limited partnership or other entity.  The Company owns and controls as to all matters 100% of the outstanding ownership and profits interests in each Subsidiary listed on Schedule 3.2.  Except as set forth on Schedule 3.2, no entity is a participant in any joint venture, partnership or similar arrangement.

3.3        Capitalization Matters.

3.3.1.    Immediately prior to the Initial Closing and any Subsequent Closing, if and as applicable, the total authorized capital stock of the Company, consists of: (a) 490,000,000 shares of common stock; and (b) 10,000,000 shares of preferred stock, of which none are issued and outstanding.

3.3.2.    Immediately prior to the Initial Closing and any Subsequent Closing, if and as applicable, the authorized, issued and outstanding capital stock of the Company is, as set forth on Schedule 3.3.2 and all issued and outstanding shares of capital stock of the Company (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, and (c) were, in all material respects, issued in compliance with all applicable state and federal laws concerning the issuance of securities.  Except as set forth on Schedule 3.3.2, (i) there are no outstanding securities of the Company which contain any preemptive, redemption or similar provisions, nor is any holder of securities of the Company entitled to preemptive or similar rights arising out of any agreement or understanding with the Company by virtue of any of the Transaction Documents, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a Securities of the Company (ii) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (iii) except as set forth on Schedule 3.3.2, there are no outstanding options, warrants, agreements, convertible securities, preemptive rights or other rights to subscribe for or to purchase or acquire, any shares of capital stock of the Company or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue any shares of capital stock of the Company, or securities or rights convertible or exchangeable into shares of capital stock of the Company.  Except as required by law, including any federal securities rules and regulations, there are no restrictions upon the voting or transfer of any of the shares of capital stock of the Company pursuant to its

Organizational Documents or other governing documents or any agreement or other instruments to which the Company is a party or by which it is bound.  The issuance and sale of the Securities as contemplated hereby will not obligate the Company to issue shares of common stock or other securities to any other person (other than the Purchaser) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding Securities.  There are no proxies, stockholder agreements, or any other agreements between the Company and any securityholder of the Company or, to the knowledge of the Company, among any securityholders of the Company, including agreements relating to the voting, transfer, redemption or repurchase of any securities of the Company.  The Company does not have any outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any person the right to purchase any equity interest in the Company upon the occurrence of certain events.

3.3.3.    The Warrants are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances other than restrictions on transfer provided for in the Transaction Documents.  The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Company has reserved a sufficient number of shares for issuance of the Warrant Shares, free and clear of all Encumbrances, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

3.4        Authorization; Binding Obligations.  All actions by or on behalf of the Company necessary for the authorization of this Agreement and the other Transaction Documents, the performance of all obligations of the Company hereunder and thereunder at each Closing and the authorization, sale, issuance and delivery of the Securities pursuant hereto have been taken.  This Agreement (assuming due execution and delivery by the Purchasers) and the other Transaction Documents (assuming due execution and delivery by all other parties thereto), when executed and delivered, will be valid and binding obligations of the Company and enforceable against it in each case in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 6.16 may be limited by applicable law.  Except as set forth on Schedule 3.4, the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, including without limitation the sale, issuance and delivery of the Securities, have not resulted and will not result in (x) any violation of, or default under, or conflict with, or constitute, with or without the passage of time or the giving of notice or both, any violation of, or default under, or give rise to any right of termination, cancellation or acceleration under (i) any term or provision of (A) the Organizational Documents of the Company, (B) any Contract, agreement, instrument, arrangement or understanding of the Company, or (C) any Order to which the Company is a party or by which any of them or any of their respective properties or assets are bound or (ii) any Requirement of Law applicable to the Company or any of their respective properties or assets or (y) the creation of any Encumbrance upon any of the properties or assets of the Company.

3.5        Early Stage Company Status; SEC Reports; Financial Statements.  The Company was incorporated on April 8, 2013.  The Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with Section 13 thereof, since it became a publicly reporting company (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the footnotes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is not disclosed in its financial statements that should be disclosed in accordance with GAAP and that would be reasonably likely to have a Material Adverse Effect.

3.6        Absence of Liabilities.  Except as set forth on Schedule 3.6, the Company does not have any Liabilities that are not reflected or disclosed in the audited financial statements of the Company for the year ended April 30, 2017 or the unaudited financial statements of the Company for the quarter ended January 31, 2018.  The Company is not a guarantor or indemnitor of any Liability of any other Person.  Except for operating leases for personal or real property entered into in the ordinary course of business which do not require payments of more than $50,000 in the aggregate during any fiscal year, the Company has not issued any instruments, entered into any agreements, commitments or arrangements or incurred any obligations that would have, or would reasonably be expected to have, the effect of providing the Company with “off balance sheet” financing.

3.7        Compliance with Laws.  The Company is not in violation of, or in default under, any Requirement of Law applicable to the Company, or any Order issued or pending against the Company or by which the Company or any of the Company’s properties are bound, except for such violations or defaults that have not had, and could not reasonably be expected to have, a Material Adverse Effect.

3.8        Changes.  Except as set forth on Schedule 3.8, since January 18, 2018, there has not been:

3.8.1.    any effect, event, condition or circumstance (including, without limitation, the initiation of any litigation or other legal, regulatory or investigative proceeding) against the Company that individually or in the aggregate, with or without the passage of time, the giving of notice, or both, has had or could reasonably be expected to have a Material Adverse Effect;

3.8.2.    any resignation or termination of any director, officer or key employee of the Company, and the Company has not received notification of any impending resignation from any such Person;

3.8.3.    any material changes in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

3.8.4.    any material damage, destruction or loss adversely affecting the assets, properties, business, financial condition or prospects of the Company, whether or not covered by insurance;

3.8.5.    any development, event, change, condition or circumstance that constitutes, whether with or without the passage of time or the giving of notice or both, a default under the Company’s outstanding debt obligation; or

3.8.6.    any change in any compensation arrangement or agreement with any employee, consultant, officer, director or stockholder of the Company that would increase the cost of any such agreement or arrangement to the Company by more than $10,000 in each instance;

3.8.7.    any labor organization activity of the employees of the Company;

3.8.8.    any declaration or payment of any dividend or other distribution of the assets of the Company;

3.8.9.    any change in the accounting methods or practices followed by the Company; or

3.8.10.  any Contract or commitment made by the Company to do any of the foregoing.

3.9        Title to Properties and Assets; Liens, etc.  Except as set forth on Schedule 3.9, the Company has good and marketable title to the properties and assets it owns, and the Company has a valid license in all properties and assets licensed by it, including the properties and assets reflected as owned in the most recent balance sheet included in the Financial Statements, and has a valid leasehold interest in its leasehold estates.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair, ordinary wear and tear excepted and are fit and usable for the purposes for which they are being used.  Except as set forth on Schedule 3.9, the Company is in compliance with all terms of each lease to which it is a party or is otherwise bound.

3.10      Intellectual Property.

3.10.1.  All registrations and applications for registration of all Owned Intellectual Property and all Licensed Intellectual Property (collectively, the “ Company Intellectual Property ”) and applications in process for the Owned Intellectual Property and the Licensed Intellectual Property are identified, on Schedule 3.10.1 , identifying with respect to each such item of Company Intellectual Property, (a) the owner(s) thereof, (b) the jurisdiction(s) of registration, (c) the applicable registration or serial number, if any, (d) the date of expiration, if any, and (e) in the case of Licensed Intellectual Property, whether the Company’s rights with respect thereto are exclusive.  Except as set forth on Schedule 3.10.1 and identified as such, the Company has not licensed any Intellectual Property to or from any Person.  All of the registrations and applications for registration of the Company Intellectual Property are valid, subsisting and in full force and effect, and all actions and payments necessary for the maintenance and continuation of such Company Intellectual Property have been taken or paid.  The Company owns or possesses sufficient legal rights to use all of the Company Intellectual Property and the

exclusive right to use all Owned Intellectual Property and all Licensed Intellectual Property which is identified in Schedule 3.10.1 as being exclusively licensed to the Company.

3.10.2.  To the knowledge of the Company, the business as currently conducted and as proposed to be conducted by the Company has not and will not constitute any infringement of the Intellectual Property rights of any other Person.  To the knowledge of the Company, the development of Product candidates and the use, manufacture or sale of the Company’s Products based on the Company Intellectual Property does not, and will not, infringe the Intellectual Property rights of any third Person.  To the knowledge of the Company, no employee or agents of the Company has misappropriated the Intellectual Property rights of any Person.

3.10.3.  There are no outstanding options or other rights to acquire any Company Intellectual Property.  To the knowledge of the Company, each licensor of the Licensed Intellectual Property is the sole and exclusive owner of such Licensed Intellectual Property and has the sole and exclusive right and authority to grant licenses to such Licensed Intellectual Property.

3.10.4.  The Company has not received any communications alleging or suggesting that it has violated or, by conducting its business as currently conducted or proposed to be conducted, would infringe or misappropriate any of the Intellectual Property rights of any other Person.

3.10.5.  It is not necessary to the business of the Company, as currently conducted or as proposed to be conducted, to utilize any inventions, trade secrets or proprietary information of any of its employees, agents, developers, consultants or contractors made prior to their employment by or service to the Company, except for inventions, trade secrets or proprietary information that have been assigned or licensed to the Company.

3.10.6.   Since the date of the Company’s incorporation, there has not been any sale, assignment or transfer of any Company Intellectual Property or other intangible assets of the Company.

3.10.7.  No Company Intellectual Property is subject to any interference, reissue, reexamination, opposition or cancellation proceeding or any other Legal Proceeding or subject to or otherwise bound by any outstanding Order or Contract (other than in the case of any Licensed Intellectual Property, the Contract pursuant to which the Company licenses the rights to such Licensed Intellectual Property) that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property .  The Company does not have any knowledge of any fact or circumstance that would render any portion of the Company Intellectual Property invalid or unenforceable.

3.10.8.   Each current and former officer, employee, agent, developer, consultant and contractor who (a) has had or has access to any Company Intellectual Property has executed a confidentiality and nondisclosure agreement that protects the confidentiality of the trade secrets of the Company Intellectual Property; and (b) contributed to or participated in the creation and/or development of the Company Intellectual Property either: (i) is a party to a “work made for hire” agreement under which the Company is deemed to be the original owner/author of all right, title and interest in the Intellectual Property created or developed by such Person; or (ii) has executed an assignment or an agreement to assign in favor of the Company of all such Person’s right, title and interest in the Intellectual Property.   The Company has the right to: (a)

bring actions for past, present and future infringement, dilution, misappropriation or unauthorized use of the Company Intellectual Property owned or licensed by the Company, injury to goodwill associated with the use of the Company Intellectual Property, unfair competition or trade practices violations of and other violation of the Company Intellectual Property; and (b) with respect to the Company Intellectual Property owned exclusively by the Company, receive all proceeds from the foregoing set forth in subsection (a) hereof, including, without limitation, licenses, royalties income, payments, claims, damages and proceeds of suit.

3.10.9.  The execution and delivery of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense, agreement or permission: (a) relating to or affecting any Company Intellectual Property; or (b) pursuant to which the Company is granted a license or otherwise authorized to use any third party Intellectual Property.

3.10.10. To the knowledge of the Company, no Person is infringing, violating, misappropriating or making unauthorized use of any of the Company Intellectual Property.

3.11      Compliance with Other Instruments.  Except as set forth on Schedule 3.11, the Company is not in violation or default of any term of its Organizational Documents or its Bylaws, respectively (in each case, as amended to date), or of any provision of any Contract to which it is party or by which it is bound or of any Order applicable to the Company, except for violations or defaults of any Contract, which individually or in the aggregate has not had, or would not reasonably be expected to have, a Material Adverse Effect.

3.12      Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any investigation of the Company, nor is the Company aware of any fact that would make any of the foregoing reasonably likely to arise.  The Company is not a party or subject to the provisions of any Order.  There is no Legal Proceeding by the Company currently pending or that the Company intends to initiate.

3.13      Tax Returns and Payments.

3.13.1.  Except as set forth on Schedule 3.13.1, the Company has filed all Tax Returns required to be filed by it, and the Company has timely paid all Taxes owed (whether or not shown on any Tax Return).  All such Tax Returns were complete and correct, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, independent contractor, shareholder, member or other third party.  The Company has established adequate reserves for all Taxes accrued but not yet payable.   The Company has not been audited by nor have issues been raised or adjustments made or proposed by any tax authority in connection with any such Taxes or Tax Returns.  No deficiency assessment with respect to or proposed adjustment of the Company’s Taxes is pending or, to the knowledge of the Company, threatened.  There is no tax lien (other than for current Taxes not yet due and payable), imposed by any taxing authority, outstanding against the assets, properties or the business of the Company.

3.13.2.  The Company has not agreed to make any adjustment under Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise, and the Company will not be required to make any such adjustment as a result of the transactions contemplated by this Agreement.  The Company has not been nor is a party to any tax sharing or similar agreement.   The Company is not nor has ever been a party to any joint venture, partnership, limited liability company, or other arrangement or Contract which could be treated as a partnership for federal income tax purposes.  The Company is not nor has ever been a “United States real property holding corporation” as that term is defined in Section 897 of the Code.

3.14      Employees.

3.14.1.  All of the employees of the Company (the “Employees”) are identified, by the Company, on Schedule 3.14.1.  Except as set forth on Schedule 3.14.1, (a) The Company has not, nor has ever had any, collective bargaining agreements with any of its employees; (b) there is no labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company; (c) no employee has or is subject to any agreement or Contract to which the Company is a party (including, without limitation, licenses, covenants or commitments of any nature) regarding his or her employment or engagement; (d) to the best of the Company’s knowledge, no employee is subject to any Order that would interfere with his or her duties to the Company or that would conflict with the Company’s businesses as currently conducted and as proposed to be conducted; (e) no employee is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such Person to be employed by, or to contract with, the Company; (f) to the best of the Company’s knowledge, the continued employment by the Company of its present employees, and the performance of their respective duties to the Company, will not result in any violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, and the Company has not received any written notice alleging that such violation has occurred; (g) no Employee or consultant has been granted the right to continued employment by or service to the Company or to any compensation following termination of employment with or service to the Company; and (h) the Company does not have any present intention to terminate the employment or engagement or service of any officer or any significant employee or consultant

3.14.2.  There are no outstanding or, to the knowledge of the Company, threatened claims against the Company or any Affiliate (whether under federal or state law, under any employment agreement, or otherwise) asserted by any present or former employee or consultant of the Company.  The Company is not in violation of any law or Requirement of Law concerning immigration or the employment of persons other than U.S.  citizens.

3.15      Pension and Other Employee Benefit Plans.

3.15.1.  Schedule 3.15.1 sets forth all of the plans, funds, policies, programs and arrangements sponsored or maintained by the Company on behalf of any employee or former employee of the Company (or any dependent or beneficiary of any such Employee or former employee) with respect to (a) deferred compensation or retirement benefits; (b) severance or separation from service benefits (other than those required by law); (c) incentive, performance, stock, share appreciation or bonus awards; (d) health care benefits; (e) disability income or wage continuation benefits; (f) supplemental unemployment benefits; (g) life insurance, death or survivor’s benefits; (h) accrued sick pay or vacation pay; or (i) any other material benefit offered under any arrangement constituting an “employee benefit plan” within the meaning of Section

3(3) of the Employee Retirement Income Securities Act of 1974, as amended (“ERISA”) and not excepted by Section 4 of ERISA (the foregoing being collectively called “Employee Benefit Plans”).  Schedule 3.15.1 sets forth all such Employee Benefit Plans subject to the provisions of Section 412 of the Code as well as any “multi-employer plans” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.  The transactions contemplated by this Agreement will not result in any payment or series of payments by the Purchasers or the Company of an “excess parachute payment” within the meaning of Section 280G of the Code or any other severance, bonus or other payment on account of such transactions.  None of the Employee Benefit Plans is under investigation or audit by the United States Department of Labor, the Internal Revenue Service or any other Governmental or Regulatory Authority.

3.15.2.  The Company has complied with its obligations under all applicable Requirements of Law including, without limitation, of ERISA and the Code with respect to such Employee Benefit Plans and all other arrangements that provide compensation or benefits to any Employee and the terms thereof, whether or not such person is directly employed by the Company and there are no pending or, to the knowledge of the Company, threatened actions or claims for benefits by any Employee, other than routine claims for benefits in the ordinary course of business.  No Employee Benefit Plan provides any benefits to any former employees.

3.15.3.  All Employee Benefit Plans that are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to meet such requirements and have at all times operated in compliance with such requirements.

3.15.4.  All employment Taxes, premiums for employee benefits provided through insurance, contributions to Employee Benefit Plans, and all other compensation and benefits to which employees are entitled, have been timely paid or provided as applicable, and there is no liability for any such payments, contributions or premiums.

3.16      Real Property.  The Company does not have any interest in any real estate, except that the Company leases the properties described on Schedule 3.16 (the “Leased Real Property”).  The Leased Real Property is adequate for the operations of the Company’s businesses as currently conducted and as contemplated to be conducted.  True and complete copies of the lease agreements (the “Real Property Leases”) pertaining to the Leased Real Property have been delivered or made available to the Purchasers.  The Company has paid all amounts due from it, and is not in default under any of the Real Property Leases and there exists no condition or event, which, with the passage of time, giving of notice or both, would reasonably be expected to give rise to a default under or breach of the Real Property Leases.

3.17       Relationships with Collaborators and Suppliers .

3.17.1.   Collaborators .  Set forth on Schedule 3.17.1 is a list, by the Company, of the material collaborators, research partners and other material service providers of the Company.  For the purposes of this Section “material collaborators” means scientific research collaborators who work with the Company and whose work is expected to impact the development of the Company Intellectual Property and/or the Products, and includes, without limitation, any Person to whom the Company has licensed any of the Company Intellectual Property (collectively, the “ Collaborators ”).  To the best of the Company’s knowledge, the Company maintains good working relationships with all of the Collaborators.  The Company has delivered or made available to the Purchasers a list of the Company’s Contracts with the

Collaborators as set forth on Schedule 3.17.1 .  Except as set forth on Schedule 3.17.1 , none of such Collaborators has terminated or indicated an intention or plan or, to the knowledge of the Company, threatened to terminate its Contract with the Company, or to materially reduce the purchases of products or services from the Company historically made by such Collaborator.

3.17.2.   Suppliers .  Set forth on Schedule 3.17.2 is a list of the material suppliers of the Company.  For the purposes of this Section, “material suppliers” means suppliers who provide an essential and material element necessary for the research and development of the Company Intellectual Property or required for the Products (collectively, the “ Suppliers ”).  Except as set forth on Schedule 3.17.2 , none of such Suppliers has terminated or indicated an intention or plan or, to the knowledge of the Company, threatened to terminate its Contract with the Company, or to materially reduce the supply of products or services to the Company historically provided by such Supplier.

3.18       Budget .  The Company’s budget most recently delivered by the Company to the Purchasers (the “Budget ”) was prepared in good faith by the Company, and, based on the Company’s experience and the assumptions used in preparing such Budget, constitutes a reasonable estimate of the costs and expenses expected to be incurred by the Company during the time period covered thereby.  Nothing has come to the attention of the Company’s management that would cause such estimated expenses to no longer be reasonable estimates.  The assumptions used in the preparation of such estimated expenses were fair and reasonable when made and continue to be fair and reasonable as of the date hereof.

3.19      Permits; Regulatory.

3.19.1  No Regulatory Approval or Consent of, or any designation, declaration or filing with, any Governmental or Regulatory Authority or any other Person is required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents (including, without limitation, the issuance of the Securities), except such Regulatory Approvals, Consents, designations, declarations or filings that have been duly and validly obtained or filed, or with respect to any filings that must be made after the Initial Closing or the Subsequent Closing as will be filed in a timely manner.  The Company has all franchises, Permits, licenses and any similar authority necessary for the conduct of its business as now being conducted.

3.19.2  There are no feasibility, preclinical, clinical or other studies, tests or trials being conducted by or on behalf of or sponsored by the Company or in which the Company or any of its Products is participating.  The feasibility, preclinical, clinical and other studies, tests and trials conducted by or on behalf of or sponsored by the Company or in which the Company or any of the Company’s Products have participated were conducted in accordance with standard medical and scientific research procedures, the protocols established and approved therefor and all applicable Requirements of Law.  The Company has no knowledge of any other studies or tests the results of which are inconsistent with or otherwise call into question the results of the above referenced studies and tests.

3.19.3  The Company has not been convicted of any crime.

3.19.4  To the knowledge of the Company, no officer, employee or agent of the Company has been convicted of any felony.

3.20      Environmental and Safety Laws.  The Company has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business or otherwise, except in compliance with all applicable Environmental Laws.  To the best of the Company’s knowledge, the Company and the operation of its business are in compliance with all applicable Environmental Laws.  To the best of the Company’s knowledge, all of the Leased Real Property and all other real property which the Company occupies (the “Premises”) is in compliance with all applicable Environmental Laws and Orders or directives of any Governmental or Regulatory Authority having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or Orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances.  The Company and the operation of its business is and has been in compliance with all applicable Environmental Laws.  To the knowledge of the Company, there have occurred no and there are no events, conditions, circumstances, activities, practices, incidents, or actions that may give rise to any common law or statutory liability, or otherwise form the basis of any Legal Proceeding, any Order, any remedial or responsive action, or any investigation or study involving or relating to the Company, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substance.  To the knowledge of the Company, (a) there is no asbestos contained in or forming a part of any building, structure or improvement comprising a part of any of the Leased Real Property, (b) there are no polychlorinated byphenyls (PCBs) present, in use or stored on any of the Leased Real Property, and (c) no radon gas or the presence of radioactive decay products of radon are present on, or underground at any of the Leased Real Property at levels beyond the minimum safe levels for such gas or products prescribed by applicable Environmental Laws.  The Company has obtained and is maintaining in full force and effect all necessary Permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon, and is in compliance with all such Permits, licenses and approvals.  The Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, and, to the knowledge of the Company, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance.

3.21      Offering Valid.  Assuming the accuracy of the representations and warranties of the Purchasers contained in the subscription agreements entered into by each Purchaser in connection with this Agreement, the offer, sale and issuance of the Securities will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will be exempt from registration and qualification under applicable state securities laws.

3.22      Full Disclosure.  All information furnished, to be furnished or caused to be furnished to the Purchasers with respect to the Company, any of the Company’s businesses, assets, properties, financial position and performance and Liabilities applicable for the purposes of or in connection with this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby is or, if furnished after the date of this Agreement and before the applicable Closing Date, shall be true and complete in all material respects and, does not, and if furnished after the date of this Agreement and before such applicable Closing Date, shall not, contain any untrue statement of material fact or fail to state any material fact necessary to make such statement not misleading.

3.23      Minutes.  A copy of all minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since February 2012, has been made available to the Purchasers in a virtual data room and accurately reflect all actions taken by the directors (and any committee of the directors) and stockholders with respect to all transactions referred to in such minutes.

3.24      Insurance.  Schedule 3.24 sets forth a list of all policies or binders of fire, casualty, liability, product liability, worker’s compensation, vehicular or other insurance held by the Company concerning its assets and/or its businesses (specifying for each such insurance policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder of more than $5,000) have been made available to the Purchasers in a virtual data room.  Such policies and binders are valid and in full force and effect.  The Company is not in default with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim of which it has notice under any such policy or binder in a timely fashion.  The Company has not received or given a notice of cancellation or non-renewal with respect to any such policy or binder.  None of the applications for such policies or binders contain any material inaccuracy, and all premiums for such policies and binders have been paid when due.  The Company does not have knowledge of any state of facts or the occurrence of any event that could reasonably be expected to form the basis for any claim against it not fully covered by the policies referred to on Schedule 3.24.  The Company has not received written notice from any of their respective insurance carriers that any insurance premiums will be materially increased after the applicable Closing Date or that any insurance coverage listed on Schedule 3.24 will not be available after such Closing Date on substantially the same terms as now in effect.

3.25      Investment Company Act.  The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.26      Foreign Payments; Undisclosed Contract Terms.

3.26.1.  To the knowledge of the Company, the Company has not made any offer, payment, promise to pay or authorization for the payment of money or an offer, gift, promise to give, or authorization for the giving of anything of value to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations promulgated thereunder.

3.26.2.  To the knowledge of the Company, there are no understandings, arrangements, agreements, provisions, conditions or terms relating to, and there have been no payments made to any Person in connection with any agreement, Contract, commitment, lease or other contractual undertaking of the Company which are not expressly set forth in such contractual undertaking.

3.27      No Broker.  Reserved.

3.28      No General Solicitation.  Neither the Company nor any of its Affiliates, nor any person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities or in any other offering of the Company within the last three years.

3.29      No Integrated Offering.  Neither the Company nor any of its affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any Securities or solicited any offers to buy any Securities, under circumstances that would require registration of any of the Securities under the Securities Act or that is likely to cause this offering of the Securities to be integrated with prior or contemporaneous offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions.  Neither the Company nor any of its affiliates, nor any person acting on their behalf has taken any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings.  Neither the Company nor any of its affiliates, nor any person acting on their behalf has taken any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the Securities Act.

3.30      Dilution.  Except for the anti-dilution rights described on Schedule 3.30, no holder of any common stock or Common Stock Equivalents of the Company has any anti-dilution rights.  The Company’s executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company.  The Company’s Board of Directors has concluded, in its good faith business judgment that the issuance of the Securities is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue Warrant Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity of the Company.

3.31      Maintenance Requirements.  The common stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the common stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.

3.32      OFAC.  The Company, to the Company’s knowledge, any director, officer, agent, employee, Affiliate or person acting on behalf of the Company, is not currently subject to any U.S.  sanctions administered by the Office of Foreign Assets Control of the U.S.  Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S.  sanctions.

3.33      Registration Rights.  Except as required pursuant to the Registration Rights Agreement, the Company is not under any obligation, nor has granted any rights that have not been terminated, to register any of the Company’s currently outstanding securities or any of its securities that may hereafter be issued.

3.34      Material Non-Public Information.  Except with respect to the transactions contemplated hereby that will be publicly disclosed, the Company has not provided any Purchaser with any information that the Company believes constitutes material non-public information.

3.35      Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Organization Documents or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.

3.36      Listing and Maintenance Requirements.  The Common Stock is quoted on the OTCQB under the symbol BLGI.  The Company has not, in the twenty-four (24) months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

3.37      Disclosure.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information.  The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company.  All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Schedules to this Agreement, taken as a whole is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  For the avoidance of doubt, information disclosed in one section of the Schedule shall not be deemed disclosed in any other section of the Schedule unless there is an explicit cross reference to such other section.  The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3 hereof.

3.38      Office of Foreign Assets Control.  Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S.  sanctions administered by the Office of Foreign Assets Control of the U.S.  Treasury Department (“OFAC”).

3.39      Accountants.  The Company’s accounting firm is set forth on Schedule 3.39 of the Disclosure Schedules.  To the knowledge and belief of the Company, such accounting firm is registered with the Public Company Accounting Oversight Board, and shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2018.

3.40      No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

3.41      Acknowledgement Regarding Purchaser’s Trading Activity.  Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.34 and 4.21 hereof), it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction.  The Company further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities in accordance with all applicable laws at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Warrant Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

3.42      Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

3.43      Stock Option Plans.  Except as set forth on Schedule 3.43, as of the date hereof, no stock options have been granted, nor any commitments made to grant stock options, under the Stock Option Plan, and neither the Company nor any Subsidiary has ever had an option plan.  The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

3.44      Sarbanes-Oxley; Internal Accounting Controls.  The Company and the Subsidiaries are in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date.  The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

3.45      Solvency.  Based on the consolidated financial condition of the Company as of the Closing Date, and the Company’s good faith estimate of the fair market value of its assets, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder: (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.  Schedule 3.45 sets forth as of the date hereof all outstanding liens secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments which has not been disclosed in the Reports.  For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 other than debt financing from a licensed United States bank regularly engaged in such lending activity, and (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, but in all cases excluding trade accounts payable incurred by the Company and its Subsidiaries in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

4.          REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Each of the Purchasers hereby severally, and not jointly, represents and warrants to the Company that each such Purchaser’s representations and warranties in the subscription agreement entered into in connection with this Agreement are true and correct as of their respective Closing, and such representations and warranties are deemed repeated as if contained herein.

5.          CONDITIONS TO THE CLOSING.

5.1        Conditions to Purchasers’ Obligations at the Closings.  The obligations of the Purchasers to consummate the transactions contemplated herein to be consummated at the Initial Closing and of each Subsequent Closing, as the case may be, are subject to the satisfaction, on or prior to the date of such Closing, of the conditions set forth below and applicable thereto, which satisfaction shall be determined, or may be waived in writing, by either the Purchasers or Subsequent Closing Purchasers, as the case may be, who have subscribed for at least a majority of the Securities to be purchased at such Closing:

5.1.1.    Representations and Warranties; Performance of Obligations.  Each of the representations and warranties of the Company contained herein shall be true and correct on and as of the Initial Closing Date.  As of the Initial Closing, the Company shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by it at or prior to the Initial Closing Date.  As to the Subsequent Closings, each of the representations and warranties of the Company contained herein shall be true and correct on and as of the Subsequent Closing Date, as qualified by any updated Schedules delivered at least five (5) days in advance of the Subsequent Closing to the Subsequent Closing Purchasers participating in the Subsequent Closing.  As to the Subsequent Closings, the Company shall have performed and complied with the covenants and provisions of this Agreement and the other Transaction Documents required to be performed or complied with by it at or prior to the Subsequent Closing Date.  At each Closing, the Purchasers participating in such Closing shall have received certificates of the Company dated as of the date of such Closing, signed by the president or chief executive officer of the Company, certifying as to the fulfillment of the conditions set forth in this Section 5.1 and the truth and accuracy of the representations and warranties of the Company contained herein (as qualified by the most recently delivered Schedules) as of the Initial Closing Date and, as to each Subsequent Closing, the Subsequent Closing Date.

5.1.2.    Issuance in Compliance with Laws.  The sale and issuance of the Securities shall be legally permitted by all laws and regulations to which any of the Purchasers and the Company are subject.

5.1.3.    Filings, Consents, Permits, and Waivers.  The Company and the Purchasers shall have made all filings and obtained any and all Consents, Permits, waivers, and Regulatory Approvals necessary for consummation of the transactions contemplated by the Agreement and the other Transaction Documents, including the waivers described on Schedule 5.1.3, except for such filings as are not due to be made until after the applicable Closing.

5.1.4.    Reservation of Warrant Shares.  The Warrant Shares shall have been duly authorized and reserved for issuance by the Board of Directors.

5.1.5.    Registration Rights Agreement.  Concurrently with the issuance of the Securities occurring at the Initial Closing and at each Subsequent Closing, the Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), shall have been executed and delivered by the Company and each Purchaser.

5.1.6.    Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closings and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and the Purchaser’s counsel, and the Purchaser and the Purchaser’s counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.1.7.    Proceedings and Litigation.  No action, suit or proceeding shall have been commenced by any Person against any party hereto seeking to restrain or delay the purchase and sale of the Securities or the other transactions contemplated by this Agreement or any of the other Transaction Documents.

5.1.8.    No Material Adverse Effect.  Since the date hereof, there shall not have occurred any effect, event, condition or circumstance (including, without limitation, the initiation of any litigation or other legal, regulatory or investigative proceeding) that individually or in the aggregate, with or without the passage of time, the giving of notice, or both, that has had, or could reasonably be expected to have, a Material Adverse Effect or which could adversely affect the Company’s ability to perform its respective obligations under this Agreement or any of the other Transaction Documents.

5.1.9.    Updated Disclosures.  As to the Subsequent Closings, the Company must have delivered to the Purchasers an updated set of schedules in accordance with Section 5.1.1 and such updated schedules do not reveal any information or the occurrence, since the Initial Closing Date, of any effect, event, condition or circumstance, which individually, or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect and do not include any state of facts that occur as a result of the breach by the Company of any of its obligations under this Agreement or any of the other Transaction Documents.

5.1.10.  Payment of Purchase Price.  As to each closing, each Purchaser shall have delivered to the Company the total purchase price to be paid for such Purchaser’s Securities, in the amount set forth opposite such Purchaser’s name on Exhibit A.

5.1.11.  Delivery of Documents at the Initial Closing.  The Company shall have executed and delivered the following documents, on or prior to the Initial Closing Date, and in the case of the Certificates, within five (5) business days thereafter:

(a)        Warrants: An executed Warrant, in substantially the form of Exhibit B, for the Warrants to be issued on the Initial Closing Date;

(b)        Commitment Shares from November 27, 2017 Closing: The Company shall have delivered to Bellridge a certificate or evidence of book entry satisfactory to Bellridge that the 2,793,296 commitment shares of its common stock to Bellridge in connection with the loan made to the Company on November 27, 2017, were properly issued as of that date and an opinion of Company counsel that such shares were properly issued as of November 27, 2017.

5.1.12.  Delivery of Documents at the Subsequent Closing.  The Company shall have executed and delivered the following documents, on or prior to the Subsequent Closing, and in the case of the Certificates, within a reasonable time thereafter:

(a)        Warrants: An executed Warrant, in substantially the form of Exhibit B, for the Warrants to be issued on the Subsequent Closing Date;

5.2        Conditions to Obligations of the Company at the Closings.  The obligation of the Company to consummate the transactions contemplated herein to be consummated at the Initial Closing or the Subsequent Closing, as the case may be, is subject to the satisfaction, on or prior to the date of such Closing of the conditions set forth below and applicable thereto, any of which may be waived in writing by the Company:

5.2.1.    Representations and Warranties; Performance of Obligations.  Each of the representations and warranties of the Purchasers contained herein shall be true and correct on and as of the Initial Closing Date.  As of the Initial Closing Date, the Purchasers shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by them at or prior to the Initial Closing Date.  As to the Subsequent Closing, each of the representations and warranties of the Purchaser(s) contained herein shall be true and correct on and as of the Subsequent Closing Date.  As to the Subsequent Closing, the Subsequent Closing Purchaser(s) shall have performed and complied with the covenants and provisions of this Agreement required to be performed and complied with by them at or prior to the Subsequent Closing Date.

5.2.2.    Proceedings and Litigation.  No action, suit or proceeding shall have been commenced by any Governmental Authority against any party hereto seeking to restrain or delay the purchase and sale of the Securities or the other transactions contemplated by this Agreement.

5.2.3.    Qualifications.  All Permits, if any, that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be obtained and effective as of the Initial Closing or Subsequent Closing, as applicable.

6.          COVENANTS OF THE PARTIES.

6.1        Transfer Restrictions.

6.1.1.    The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act, to the Company or to an Affiliate of a Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.

6.1.2.    The Purchaser agrees to the imprinting, so long as is required by this Section 6.1, of a legend on any of the Securities, including the Warrant Shares, substantially in the following form:

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

6.1.3.    Certificates evidencing the Warrant Shares shall be eligible for issuance without or for removal of the restrictive legend set forth in Section 6.1.2 hereof, (a) following any sale of Warrants or Warrant Shares pursuant to Rule 144, (b) if such Securities or Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Securities and Warrant Shares and without volume or manner-of-sale restrictions, (c) following any sale of such Shares or Warrant Shares, pursuant to the plan of distribution in an effective registration statement (in compliance with any prospectus delivery requirements), or (d) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) (the “Removal Date”).  The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Removal Date if required by the Transfer Agent to effect the issuance without or for removal of the legend hereunder as permitted by applicable law then in effect.  The Company agrees that following the Removal Date, it will, no later than five (5) trading days following the request for issuance without a legend with respect to not yet issued Securities or Warrant Shares, or the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Warrant Shares with respect to already issued Shares or Warrant Shares, as the case may be, issued with a restrictive legend, together with any reasonable certifications requested by the Company, the Company’s counsel or the Transfer Agent (such fifth (5th) trading day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 6.  Certificates for Shares and Warrant Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser if the Transfer Agent is then a participant in such system and the Company is eligible to use such system and as directed by such Purchaser if either (i) there is an effective registration statement permitting the resale of such Warrant Shares by the

Purchaser (and the Purchaser provides the Company or the Company’s counsel with any requested certifications with respect to future sales of such shares) or (ii) the shares are eligible for resale by the Purchaser under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Warrant Shares and without volume or manner-of-sale restrictions.

6.1.4.    In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Warrant Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 6.1.3, $10 per Trading Day for each Trading Day after the Removal Date (increasing to $20 per Trading Day after the tenth Trading Day) until such certificate is delivered without a legend.  Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

6.1.5.    DWAC.  In lieu of delivering physical certificates representing the unlegended shares, upon request of a Purchaser, so long as the certificates therefor do not bear a legend and the Purchaser is not obligated to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to electronically transmit the unlegended shares by crediting the account of Purchaser’s prime broker with the Depository Trust Company through its Deposit Withdrawal At Custodian system, provided that the Company’s Common Stock is DTC eligible and the Company’s transfer agent participates in the Deposit Withdrawal at Custodian system.  Such delivery must be made on or before the Removal Date.

6.1.6.    In the event a Purchaser shall request delivery of unlegended shares as described in this Section 6.1.6 and the Company is required to deliver such unlegended shares, the Company may not refuse to deliver unlegended shares based on any claim that such Purchaser or anyone associated or affiliated with such Purchaser has not complied with Purchaser’s obligations under the Transaction Documents, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of such unlegended shares shall have been sought and obtained by the Company and the Company has posted a surety bond for the benefit of such Purchaser in the amount of the greater of (i) 15% of the amount of the aggregate purchase price of the Warrant Shares which is subject to the injunction or temporary restraining order, or (ii) the VWAP of the Common Stock on the trading day before the issue date of the injunction multiplied by the number of unlegended shares to be subject to the injunction, which bond shall remain in effect until the completion of arbitration/‘litigation of the dispute and the proceeds of which shall be payable to such Purchaser to the extent Purchaser obtains judgment in Purchaser’s favor.

6.1.7.    Buy-In.  In addition to any other rights available to Purchaser, if the Company fails to deliver to a Purchaser unlegended shares as required pursuant to this Agreement and after the Removal Date the Purchaser, or a broker on the Purchaser’s behalf, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the shares of Common Stock which the Purchaser was entitled to receive in unlegended form from the Company (a “Buy-In”), then the Company shall promptly pay in cash to the Purchaser (in addition to any remedies available to or elected by the Purchaser) the amount, if any, by which (A) the Purchaser’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Company for reissuance as unlegended shares together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty).  For example, if a Purchaser purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of Warrant Shares delivered to the Company for reissuance as unlegended shares, the Company shall be required to pay the Purchaser $1,000, plus interest, if any.  The Purchaser shall provide the Company written notice indicating the amounts payable to the Purchaser in respect of the Buy-In.

6.1.8.    Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell the Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 6.1.8 is predicated upon the Company’s reliance upon this understanding.

6.2        Reservation of Shares.  The Company shall at all times while the Warrants are outstanding maintain a reserve from its duly authorized shares of common stock of a number of shares of common stock sufficient to allow for the issuance of Warrant Shares (“Required Minimum”).

6.3        Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement securities.  If a replacement certificate or instrument evidencing any securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.4        Securities Laws; Publicity.  The Company shall by 8:30 a.m.  (New York City time) on the trading day immediately following a Closing hereunder, or at the latest, prior to the second trading day immediately following a Closing hereunder, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including the Transaction Documents as exhibits thereto to the extent required by law.  The Company shall not publicly disclose the name of Purchaser, or include the name of any Purchaser in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of Purchaser, except: (a) as required by federal securities law in connection with the filing of final Transaction Documents (including signature pages thereto) with the SEC and (b) to the extent such disclosure is required by law, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b).

6.5        Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D promulgated under the Securities Act and to provide a copy thereof, promptly upon request of the Purchaser.  The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

6.6        Equal Treatment of Purchasers.  No consideration (including any modification of any Transaction Document) shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents.

6.7        Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other person acting on its behalf, will provide Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

6.8        Permitted Indebtedness.  Until one year after the Effective Date, the Company will not incur any Indebtedness.

6.9        Acknowledgment of Dilution.  The Company and Purchasers acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions.  The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Warrant Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

6.10      Furnishing of Information; Public Information.

(a)        Until no Purchaser owns any Securities, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act and file such reports even if the Company is not then subject to the reporting requirements of the Exchange Act.

(b)        At any time commencing on the Initial Closing Date and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate Purchase Price held by such Purchaser on the day of a Public Information Failure and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Purchasers to transfer the Warrant Shares pursuant to Rule 144.  The payments to which a Purchaser shall be entitled pursuant to this Section 6.10 are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full.  Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

6.11      Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

6.12      Exercise Procedures.  The form of Notice of Exercise included in the Warrants sets forth the totality of the procedures required of the Purchasers in order to exercise the Warrants.  No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants.  The Company shall honor exercises of the Warrants and shall deliver Warrant Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

6.13      Purchase Price Reset.

6.13.1  From the date of this Agreement until the sooner of (i) the Purchaser and his permitted assigns no longer holds any Securities, and (ii) two years after the Effective Date (the “Protection Period”), in the event that the Company issues or sells any shares of Common Stock or any Common Stock Equivalent (calculated on an as converted, as exercised basis) pursuant to which shares of Common Stock may be acquired at a price less than the Per Share Purchase Price (a “Share Dilutive Issuance”) (adjusted as described in Section 7.26), then the Company shall promptly issue additional shares of Common Stock to the Purchasers who held outstanding Shares on the date of such Share Dilutive Issuance, for no additional consideration, in an amount sufficient that (a) the aggregate Purchase Price paid at the Initial Closing and the Subsequent Closing, if any, for such outstanding Shares held by Purchasers on the date of such Share Dilutive Issuance (whether or not such Purchasers were the Purchasers at the Initial Closing or the Subsequent Closing, if any), when divided by (x) the sum of (i) the total number of outstanding Shares held by the Purchasers on the date of such Share Dilutive Issuance, (ii) any other shares of Common Stock then or theretofore issued in respect of such outstanding Shares (by stock split, stock dividend or otherwise) that resulted in an adjustment to the Per Share Purchase Price referred to above pursuant to Section 7.26, and (iii) all Additional Shares issued with respect to such outstanding Shares held by the Purchasers on the date of such Share Dilutive Issuance that were issued as a result of Share Dilutive Issuances that occurred prior to such Share Dilutive Issuance, will equal the price per share of Common Stock in such Share Dilutive Issuance, (each such adjustment, a “Share Dilution Adjustment”, and such shares, the “Additional Shares”).  The Additional Shares to be issued in a Share Dilution Adjustment shall be issued by the Company to the Purchasers who held outstanding Shares on the date of the applicable Share Dilutive Issuance (in proportion to the number of such Shares held by such Purchasers on the date of such Share Dilutive Issuance).  Such Share Dilution Adjustment shall be made successively whenever such an issuance is made.  Such Additional Shares must be delivered to the applicable Purchasers not later than the date the Share Dilutive Issuance occurs.

6.13.2  From the date of this Agreement until the end of the Protection Period, in the event that the Company issues or sells any shares of Common Stock or any Common Stock Equivalent (calculated on an as converted, as exercised basis) pursuant to which shares of Common Stock may be acquired at a price less than the exercise price per share of Common Stock that was paid during the Protection Period by a Purchaser upon exercise of a Warrant (a “Warrant Dilutive Issuance”) (adjusted as described in Section 7.26), then the Company shall promptly issue additional shares of Common Stock to the Purchasers who on the date of such Warrant Dilutive Issuance held the issued Warrant Shares that were issued upon such exercise, for no additional consideration, in an amount sufficient that (a) the aggregate exercise price paid for such issued Warrant Shares held by the Purchasers on the date of such Warrant Dilutive Issuance (whether or not such Purchasers were the Purchasers who exercised such Warrant), when divided by (x) the sum of (i) the total number of such issued Warrant Shares held by the Purchasers on the date of such Warrant Dilutive Issuance, (ii) any other shares of Common Stock then or theretofore issued in respect of such issued Warrant Shares (by stock split, stock dividend or otherwise) that resulted in an adjustment to the exercise price referred to above pursuant to Section 7.26, and (iii) all Additional Warrant Shares issued with respect to such issued Warrant Shares held by the Purchasers on the date of such Warrant Dilutive Issuance that were issued as a result of Warrant Dilutive Issuances that occurred prior to such Warrant Dilutive Issuance, will equal the price per share of Common Stock in such Warrant Dilutive Issuance, (each such adjustment, a “Warrant Dilution Adjustment”, and such shares, the “Additional Warrant Shares”).  The Additional Warrant Shares to be issued in a Warrant Dilution Adjustment shall be issued by the Company to the Purchasers who held the applicable issued Warrant Shares on the date of the applicable Warrant Dilutive Issuance (in proportion to the number of such issued Warrant Shares held by such Purchasers on the date of such Warrant Dilutive Issuance).  Such Warrant Dilution Adjustment shall be made successively whenever such an issuance is made.  Such Additional Warrant Shares must be delivered to the applicable Purchasers not later than the date the Warrant Dilutive Issuance occurs.

6.13.3  Notwithstanding the foregoing, this Section 6.13 shall not apply in respect of an Exempt Issuance.  No adjustment shall be made hereunder which would require the Purchaser to surrender any shares to the Company.  The holder of outstanding Additional Shares and Additional Warrant Shares is granted the same rights and benefits as a holder of outstanding Shares pursuant to the Transaction Documents, except the rights and benefits of this Section 6.13 and except that such rights and benefits shall not apply to a holder of outstanding Additional Shares or Additional Warrant Shares after such outstanding Additional Share or Additional Warrant Share has been irrevocably sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 without further restrictions or conditions to transfer pursuant to Rule 144.

6.14      Indemnification of Purchasers.  Subject to the provisions of this Section 6.16, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser’s Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of its representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance.  The indemnification required by this Section 6.16 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred however, each Purchaser Party who receives such interim payment agrees to reimburse the Company for any such payment made by the Company to such Purchaser Party if it is finally determined in such action or proceeding that such Purchaser Party is not entitled to indemnification pursuant to this Section 6.16.  The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

6.15      Reservation and Listing of Securities.

6.15.1  The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents, but not less than the Required Minimum.

6.15.2  If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum on such date, then the Board of Directors shall amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time, as soon as possible and in any event not later than the 60th day after such date.

6.15.3  The Company hereby agrees to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed, and concurrently with each Closing, the Company shall apply to list or quote all of the Shares and Warrant Shares at least equal to the Required Minimum on such Trading Market and promptly secure the listing of all of the Shares and Warrant Shares at least equal to the Required Minimum on such Trading Market.  The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Shares and Warrant Shares at least equal to the Required Minimum, and will take such other action as is necessary to cause all of the Shares and Warrant Shares at least equal to the Required Minimum to be listed or quoted on such other Trading Market as promptly as possible.  The Company will then take all action necessary to continue the listing or quotation and trading of its Common Stock on a Trading Market until the later of (i) at least five years after the Closing Date, and (ii) for so long as the Warrants are outstanding, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market at least until five years after the Closing Date and for so long as the Warrants are outstanding.  In the event the aforedescribed listing is not continuously maintained for five years after the Closing Date (a “Listing Default”), then in addition to any other rights the Purchasers may have hereunder or under applicable law, on the first day of a Listing Default and on each monthly anniversary of each such Listing Default date (if the applicable Listing Default shall not have been cured by such date) until the applicable Listing Default is cured, the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to 2% of the aggregate Purchase Price and purchase price of Warrant Shares held by such Purchaser on the day of a Listing Default and on every thirtieth day (pro-rated for periods less than thirty days) thereafter until the date such Listing Default is cured.  If the Company fails to pay any liquidated damages pursuant to this Section in a timely manner, the Company will pay interest thereon at a rate of 1.5% per month (pro-rated for partial months) to the Purchaser.

6.16      Subsequent Equity Sales.  Without prior written approval from Holder, from the date hereof until such time as the Common Stock and Warrants are no longer outstanding, the Company will not, without the consent of the Purchasers, enter into any Equity Line of Credit or similar agreement, nor issue nor agree to issue any common stock, floating or Variable Priced Equity Linked Instruments nor any of the foregoing or equity with price reset rights (subject to adjustment for stock splits, distributions, dividends, recapitalizations and the like) (collectively, the “Variable Rate Transaction”).  For purposes hereof, “Equity Line of Credit” shall include any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its securities to the investor or underwriter over an agreed period of time and at an agreed price or price formula, and “Variable Priced Equity Linked Instruments” shall include: (A) any debt or equity securities which are convertible into, exercisable or exchangeable for, or carry the right to receive additional shares of Common Stock either (1) at any conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security, or (2) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security due to a change in the market price of the Company’s Common Stock since date of initial issuance, and (B) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required or has the option to (or any investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock which are valued at a price that is based upon and/or varies with the trading prices of or quotations for Common Stock at any time after the initial issuance of such debt or equity security (whether or not such payments in stock are subject to certain equity conditions).  For purposes of determining the total consideration for a convertible instrument (including a right to purchase equity of the Company) issued, subject to an original issue or similar discount or which principal amount is directly or indirectly increased after issuance, the consideration will be deemed to be the actual cash amount received by the Company in consideration of the original issuance of such convertible instrument.  Until twenty-four (24) months after the Effective Date, the Company will not issue any Common Stock or Common Stock Equivalents to those individuals listed on Schedule 6.23 nor will the Company issue any replacement shares of Surrendered Shares except in the amounts and on the terms set forth on Schedule 6.16.

6.17      Capital Changes.  Until the one-year anniversary of the Closing Date, the Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without 10 days prior written notice to the Purchasers, unless such reverse split is made in conjunction with the listing of the Common Stock on a national securities exchange.

6.18      Reimbursement.  If any Purchaser becomes involved in any capacity in any Proceeding by or against any Person who is a stockholder of the Company (except as a result of sales, pledges, margin sales and similar transactions by such Purchaser to or with any current stockholder), solely as a result of such Purchaser’s acquisition of the Securities under this Agreement, the Company will reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.  The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of the Purchasers who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchasers and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Purchasers and any such Affiliate and any such Person.  The Company also agrees that neither the Purchasers nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the Company solely as a result of acquiring the Securities under this Agreement.

6.19      DTC Program.  At all times that Warrants are outstanding, the Company will employ as the transfer agent for the Common Stock and Warrant Shares a participant in the Depository Trust Company Automated Securities Transfer Program and cause the Common Stock to be transferable pursuant to such program.

6.20      Purchaser’s Exercise Limitations.  The Company shall not effect any exercise of the option granted to each Purchaser in Section 2.2 of this Agreement, and a Purchaser shall not have the right to exercise any portion of such option, pursuant to Section 2.2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Exercise Notice, the Purchaser (together with the Purchaser’s Affiliates, and any other Persons acting as a group together with the Purchaser or any of the Purchaser’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Purchaser and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of the option with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of the option beneficially owned by the Purchaser or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Purchaser or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this

Section 6.20, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Purchaser that the Company is not representing to the Purchaser that such calculation is in compliance with Section 13(d) of the Exchange Act and the Purchaser is solely responsible for any schedules required to be filed in accordance therewith.  To the extent that the limitation contained in this Section 6.20 applies, the determination of whether the option is exercisable (in relation to other securities owned by the Purchaser together with any Affiliates) and of which portion of the option is exercisable shall be in the sole discretion of the Purchaser, and the submission of an Exercise Notice shall be deemed to be the Purchaser’s determination of whether the option is exercisable (in relation to other securities owned by the Purchaser together with any Affiliates) and of which portion of the option is exercisable, in each case subject to the Beneficial Ownership Limitation.  To ensure compliance with this restriction, a Purchaser will be deemed to represent to the Company when it delivers an Exercise Notice that such Exercise Notice has not violated the restrictions set forth in this paragraph, and the Company shall have no obligation to verify or confirm the accuracy of such determination.  In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 6.20, in determining the number of outstanding shares of Common Stock, a Purchaser may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Purchaser, the Company shall within two Trading Days confirm orally and in writing to the Purchaser the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Purchaser or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 4.99%, unless a Purchaser elects on its signature page hereto a different amount for its own Beneficial Ownership Limitation (which shall also apply to and supersede the corresponding Beneficial Ownership Limitation as same relates to the Warrants issued to such electing Purchaser) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the option.  The Purchaser, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6.20, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the option held by the Purchaser and the provisions of this Section 6.20 shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6.20 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitations contained in this paragraph shall apply to a successor holder of the option right.

6.21      Exercise of Warrants in the Event of an Uplist.  Subject to the Beneficial Ownership Limitation of Section 6.20, in the event that the Company completes an uplisting onto a National Securities Exchange, as that term is defined in Section 6 of the Exchange Act, the Purchaser agrees to convert any remaining, unexercised warrants into shares of Common Stock within 60 Trading Days of the effectiveness notice or certification by such National Securities Exchange as reported on the Commission’s EDGAR website.  In the event that the minimum bid price of the Company’s Common Stock as reported on such National Securities Exchange is less than the Exercise Price, as that term is defined in the Warrants, of any remaining Warrants held by the Purchaser, than the Company and the

Purchaser agree that they will, in good faith, determine a fair and reasonable exchange of such remaining Warrants for shares of Common Stock of the Company.

7.          MISCELLANEOUS.

7.1        Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury.  This Agreement shall be governed in all respects by the laws of the State of New York without regard to the conflict of laws principles of the State of New York or any other jurisdiction.  No suit, action or proceeding with respect to this Agreement or any of the Transaction Documents may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York and the parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each of the parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agrees not to claim or plead the same.  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement or any of the Transaction Documents and for any counterclaim therein.

7.2        Survival of Representations and Warranties.  The representations and warranties made by the Company and the Purchasers herein at each Closing shall survive such Closing.  All statements contained in any certificate or other instrument delivered by or on behalf of any party to this Agreement, pursuant to or in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents shall be deemed to be representations and warranties made by such party as of the date of such certificate or other instrument.

7.3        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party.  Notwithstanding the foregoing (a) any Purchaser may assign or transfer, in whole or, from time to time, in part, the right to purchase all or any portion of the Securities to one or more of its Affiliates (subject to Affiliate qualification as an Accredited Investor) and (b) any Purchaser may assign or transfer any of its rights or obligations under this Agreement, in whole or from time to time in part, to the Company or any other Purchaser or any Affiliate of any other Purchaser.  As a condition of any transfer pursuant to this Section 7.3, the transferee must agree in writing for the benefit of all parties to this Agreement (which writing shall be in form and substance reasonably acceptable to all parties to this Agreement) to be bound by the terms and conditions of this Agreement and all other Transaction Documents with respect to any Shares being transferred hereunder.

7.4        Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the other Transaction Documents and each of the Exhibits delivered pursuant thereto constitute the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof and thereof and no party hereto shall be liable or bound to any other party hereto in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

7.5        Severability.  If any provision of the Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7.6        Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Purchasers (and, to the extent of any assignment under Section 7.3 hereof, their respective permitted assigns and any permitted assigns thereof) holding a majority of the voting power of the then outstanding

Shares and Warrant Shares purchased under this Agreement held by such holders, with each outstanding Share having one vote and each outstanding Warrant Share having one vote and which majority must include Bellridge Capital for so long as Bellridge Capital holds $100,000 of Warrant Shares purchased in the Offering.

7.7        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the other Transaction Documents, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  Any waiver or approval of any kind or character on any Purchaser’s part of any breach, default or noncompliance under this Agreement, the other Transaction Documents or any waiver on such party’s part of any provisions or conditions of the Agreement, the other Transaction Documents, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, the other Transaction Documents, or otherwise afforded to any party, shall be cumulative and not alternative.

7.8        Notices.  All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be addressed (i) if to a Purchaser, at such Purchaser’s address, fax number or email address, as furnished to the Company on the signature page below or as otherwise furnished to the Company by the Purchaser in writing, or (ii) if to the Company, to the attention of the President at such address, fax number or email address furnished to the Purchasers on the signature page below or as otherwise furnished by the Company in writing, and shall be made or sent by a personal delivery or overnight courier, by registered, certified or first class mail, postage prepaid, or by facsimile or electronic mail with confirmation of receipt, and shall be deemed to be given on the date of delivery when made by personal delivery or overnight courier, 48 hours after being deposited in the U.S.  mail, or upon confirmation of receipt when sent by facsimile or electronic mail.  Any party may, by written notice to the other, alter its address, number or respondent, and such notice shall be considered to have been given three (3) days after the overnight delivery, airmailing, faxing or sending via e-mail thereof.

7.9        Expenses.  The Company shall pay all costs and expenses that it incurs with respect to the preparation, negotiation, execution, delivery and performance of this Agreement, including, without limitation, any costs and expenses of its counsel.  The Company shall pay the reasonable fees and expenses of independent counsel for the Purchaser with respect to the negotiation and execution of this Agreement and the other Transaction Documents in accordance with the terms of the Company’s agreement with the Purchaser.

7.10      Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.11      Counterparts; Execution by Facsimile Signature.  This Agreement may be executed in any number of counterparts (including execution by facsimile), each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signature(s) or scanned electronic signatures, which shall be binding on the party delivering same, to be followed by delivery of originally executed signature pages.

7.12      Acknowledgment.  Any investigation or other examination that may have been made at any time by or on behalf of a party to whom representations and warranties are made in this Agreement or in any other Transaction Documents shall not limit, diminish, supersede, act as a waiver of, or in any other way affect the representations, warranties and indemnities contained in this Agreement and the other Transaction Documents, and the respective parties may rely on the representations, warranties and indemnities made to them in this Agreement and the other Transaction Documents irrespective of and notwithstanding any information obtained by them in the course of any investigation, examination or otherwise, whether before or after any Closing.

7.13      Publicity.  Except as otherwise required by law or applicable stock exchange rules, no announcement or other disclosure, public or otherwise, concerning the transactions contemplated by this Agreement shall be made, either directly or indirectly, by any party hereto which mentions another party (or parties) hereto without the prior written consent of such other party (or parties), which consent shall not be unreasonably withheld, delayed or conditioned.

7.14      No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

7.15      Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

7.16      Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that in the case of a rescission of an exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

7.17      Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon surrender and cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft, destruction, or mutilation, and of the ownership of such Security.  The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity and bonds) associated with the issuance of such replacement Securities.

7.18      Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.19      Payment Set Aside.  To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

7.20      Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereof or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents.  For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through RB.  RB does not represent all of the Purchasers.  The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers.  It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

7.21      Liquidated Damages.  The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts due thereunder have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

7.22      Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken, or such right may be exercised on the next succeeding Business Day.

7.23      Construction.  The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto.  In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

7.24      Reserved.

7.25      WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT

PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

7.26      Equitable Adjustment.  Trading volume amounts, price/volume amounts and similar figures in the Transaction Documents shall be equitably adjusted (but without duplication) to offset the effect of stock splits, similar events and as otherwise described in this Agreement and Warrants.

8.          DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings herein specified:

8.1        “Affiliate” shall mean, with respect to any Person specified: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, officer, or Subsidiary of the Person specified; and (iii) the spouse, parents, children, siblings, mothers-in-law, fathers-in law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law of the Person specified, whether arising by blood, marriage or adoption, and any Person who resides in the specified Person’s home.  For any director, officer, or Subsidiary of the Person specified.  For purposes of this definition and without limitation to the previous sentence, (x) “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and (y) any Person beneficially owning, directly or indirectly, more than ten percent (10%) or more of any class of voting securities or similar interests of another Person shall be deemed to be an Affiliate of that Person.

8.2        “Agreement” shall have the meaning set forth in the preamble to this Agreement.

8.3        “Board of Directors” means the board of directors of the Company.

8.4        “Budget” shall have the meaning set forth in Section 3.18.

8.5        “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

8.6        “Certificate” shall have the meaning set forth in Section 5.1.11.

8.7        “Closing” shall mean the Initial Closing or the Subsequent Closing, as applicable.

8.8        “Closing Date” shall mean the Initial Closing Date or the Subsequent Closing Date, as applicable.

8.9        “Code” shall have the meaning set forth in Section 3.13.2.

8.10      “ Collaborators ” shall have the meaning set forth in Section 3.17.1.

8.11      “Company” shall have the meaning set forth in the preamble to this Agreement.

8.12      “Commission” means the United States Securities and Exchange Commission.

8.13      “Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

8.14      “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

8.15      “Company Counsel” means, Poole & Shaffery.

8.16      “Company Intellectual Property” shall mean shall mean all Copyrights, Patents, Trademarks, technology, trade secrets, know-how, inventions, methods, techniques and other intellectual property

8.17      “Consents” shall mean any consents, waivers, approvals, authorizations, or certifications from any Person or under any Contract, Organizational Document or Requirement of Law, as applicable.

8.18      “Contracts” shall mean any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral.

8.19      “Copyrights” shall mean all copyrights, copyrightable works, mask works and databases, including, without limitation, any computer software (object code and source code), Internet web-sites and the content thereof, and any other works of authorship, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto, and all moral rights thereto under the laws of any jurisdiction.

8.20      “Effective Date” means the earliest of the date that (a) the Initial Registration Statement, as defined in the Registration Rights Agreement, has been declared effective by the Commission, or (b) all of the Shares and Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions and Company counsel has delivered to the Transfer Agent and such holders a standing written unqualified opinion that resales may then be made by such holders of the Shares and Warrant Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

8.21      “Employee” shall have the meaning set forth in Section 3.14.1.

8.22      “Employee Benefit Plans” shall have the meaning set forth in Section 3.15.1.

8.23      “Encumbrances” shall mean any Securities interests, liens, encumbrances, pledges, mortgages, conditional or installment sales Contracts, title retention Contracts, transferability restrictions and other claims or burdens of any nature whatsoever.

8.24       “Equity Line of Credit” shall have the meaning ascribed to such term in Section 6.18.

8.25      “ERISA” shall have the meaning set forth in Section 3.15.1.

8.26      “Escrow Agreement” shall have the meaning set forth in Section 5.1.11.

8.27      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

8.28      “Exempt Issuance” means the issuance of (a) shares of Common Stock and options to officers, employees, or directors of the Company prior to and after the Closing Date pursuant to any (i) current stock or option plan previously adopted or (ii) any future stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose in the amounts and on the terms set forth on Schedule 8.28, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder, and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities and any term thereof have not been amended since the date of this Agreement to increase the number of such securities or to decrease the issue price, exercise price, exchange price or conversion price of such securities and which securities and the principal terms thereof are set forth on Schedule 3.3.2, and described in the SEC Reports filed not later than ten (10) days before the Closing Date, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall be intended to provide to the Company substantial additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) securities issued or issuable pursuant to this Agreement, or the Warrants, including, without limitation, Section 6.14, or upon exercise or conversion of any such securities.

8.29      “Exercise Notice” shall have the meaning set forth in Section 6.12.

8.30      “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

8.31      “Final Termination Date” shall have the meaning set forth in Section 2.2.

8.32      “Financial Statements” shall have the meaning set forth in Section 3.5.

8.33      “GAAP” shall have the meaning ascribed to such term in Section 3.5.

8.34      Reserved.

8.35      “Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

8.36      “Hazardous Substances” shall mean oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

8.37      “Indebtedness” shall have the meaning set forth in Section 3.45.

8.38      “Indemnified Losses” shall mean all losses, Liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses arising out of any third party claim or action against an Indemnified Party, including, without limitation, the actual costs paid in connection with an Indemnified Party’s investigation and evaluation of any claim or right asserted against such Indemnified Party and all reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs including, without limitation, those incurred in connection with the Indemnified Party’s enforcement of the indemnification provisions of Section Error! Reference source not found. of this Agreement.

8.39      “Initial Closing” shall have the meaning set forth in Section 2.1.

8.40      “Initial Closing Date” shall have the meaning set forth in Section 2.1.

8.41      “Initial Securities” shall have the meaning set forth in Section 2.1.

8.42      “Leased Real Property” shall have the meaning set forth in Section 3.17.

8.43      “Legal Proceeding” shall mean any action, suit, arbitration, claim or investigation by or before any Governmental or Regulatory Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

8.44      “Liabilities” shall mean all obligations and liabilities including, without limitation, direct or indirect indebtedness, guaranties, endorsements, claims, losses, damages, deficiencies, costs, expenses, or responsibilities, in any of the foregoing cases, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured.

8.45      “Licensed Intellectual Property” shall mean all Copyrights, Patents, Trademarks, technology rights and licenses, trade secrets, know-how, inventions, methods, techniques and other intellectual property the Company has or has the right to use in connection with its business, as applicable, pursuant to license, sublicense, agreement or permission.

8.46      “Material Adverse Effect” shall have the meaning set forth in Section 3.1.

8.47       “OFAC” shall have the meaning ascribed to such term in Section 3.1(hh).

8.48      “Order” shall mean any judgment, order, writ, decree, stipulation, injunction or other determination whatsoever of any Governmental or Regulatory Authority, arbitrator or any other Person whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final and whether voluntarily imposed or consented to).

8.49      “Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of incorporation, by-laws or other governing or constitutive documents, if any.

8.50      “Owned Intellectual Property” shall mean all Copyrights, Patents, Trademarks, technology, trade secrets, know-how, inventions, methods, techniques and other intellectual property owned by the Company or any of its Subsidiaries.

8.51       “Participation in Future Financing” shall have the meaning ascribed to such term in Section 6.25.

8.52      “Patents” shall mean patents and patent applications (including, without limitation, provisional applications, utility applications and design applications), including, without limitation, reissues, patents of addition, continuations, continuations-in-part, substitutions, additions, divisionals, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions and the like, any foreign or international equivalent of any of the foregoing, and any domestic or foreign patents or patent applications claiming priority to any of the above.

8.53      “Permits” shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, Orders, qualifications and similar rights or approvals granted or issued by any Governmental or Regulatory Authority relating to the Business.

8.54      “Per Securities Purchase Price” shall have the meaning set forth in Section 1.2.

8.55      “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization or Governmental or Regulatory Authority.

8.56      Reserved.

8.57      “Premises” shall have the meaning set forth in Section 3.20.

8.58      “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

8.59      “Protection Period” shall have the meaning ascribed to such term in Section 6.13.

8.60      “Public Information Failure” shall have the meaning ascribed to such term in Section 6.10.

8.61      “Public Information Failure Payments” shall have the meaning ascribed to such term in Section 6.10.

8.62      “Purchase Price” shall mean the “Total Purchase Price Amount” set forth in Exhibit A for each respective Purchaser.

8.63      “Purchasers” and “Purchaser” shall have the meaning set forth in the preamble to this Agreement.

8.64      “RB” means Robinson Brog Leinwand Greene Genovese & Gluck PC.

8.65      “Real Property Leases” shall have the meaning set forth in Section 3.17.

8.66      “Registration Rights Agreement” shall have the meaning set forth in Section 5.1.5.

8.67       “Regulatory Approvals” shall mean all Consents from all Governmental or Regulatory Authorities.

8.68      “Removal Date” means the date that all of the issued Shares and Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the

Company to be in compliance with the current public information requirements under Rule 144 and without volume or manner-of-sale restrictions.

8.69      “Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Shares and Warrant Shares issuable upon exercise in full of all Warrants or conversion in full of all shares of Preferred Stock, ignoring any conversion or exercise limits set forth therein, and assuming that any previously unconverted shares of Preferred Stock will be held until the third anniversary of the Closing Date.

8.70      “Requirement of Law” shall mean any provision of law, statute, treaty, rule, regulation, ordinance or pronouncement having the effect of law, and any Order.

8.71      “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

8.72      “Schedules” shall have the meaning set forth in the preamble to Section 3.

8.73      “SEC” shall mean Securities and Exchange Commission.

8.74      “SEC Reports” shall have the meaning ascribed to such term in Section 3.5.

8.75      “Securities” shall have the meaning set forth in the preamble of this Agreement.

8.76      “Securities Act” shall have the meaning set forth in Section 3.21.

8.77      “Securities Laws” means the securities laws of the United States or any state thereof and the rules and regulations promulgated thereunder.

8.78      “Share Dilution Adjustment” shall have the meaning ascribed to such term in Section 4.14.

8.79      “Share Dilutive Issuance” shall have the meaning ascribed to such term in Section 4.14.

8.80      Reserved.

8.81      “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

8.82      “Stock Option Plan” means the Stock Option Plan of the Company in effect as the date of this Agreement, the principal terms of which have been disclosed in the SEC Reports.

8.83      “Subsequent Closing” shall mean the funding which occurs on the Subsequent Closing Date.

8.84      “Subsequent Closing Date” shall have the meaning set forth in Section 2.2.

8.85      “Subsequent Closing Purchaser” shall have the meaning set forth in Section 2.2.

8.86      “Subsequent Securities” shall have the meaning set forth in Section 2.2.

8.87      “Subsidiaries” and “Subsidiary” shall mean, with respect to any entity at any date, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which (A) more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity, or (B) is under the actual control of the Company.

8.88      “Suppliers” shall have the meaning set forth in Section 3.17.2.

8.89      “Surrendered Shares” shall have the meaning set forth in Section 5.1.11.

8.90      “Tax Returns” shall mean any declaration, return, report, estimate, information return, schedule, statements or other document filed or required to be filed in connection with the calculation, assessment or collection of any Taxes or, when none is required to be filed with a taxing authority, the statement or other document issued by, a taxing authority.

8.91      “Taxes” shall mean (i) any tax, charge, fee, levy or other assessment including, without limitation, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social Securities, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign Governmental or Regulatory Authority, domestic or foreign or (ii) any Liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation §1.1502-6 or comparable Requirement of Law.

8.92      “Termination Date” shall have the meaning ascribed to such term in Section 2.1.

8.93      “Trademarks” shall mean trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, uniform resource locators (URLs), domain names, trade dress, any other names and locators associated with the Internet, other source of business identifiers, whether registered or unregistered and whether or not currently in use, and registrations, applications to register and all of the goodwill of the business related to the foregoing.

8.94      “Trading Day” means a day on which the principal Trading Market is open for trading.

8.95      “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB or the OTCQX (or any successors to any of the foregoing).

8.96      “Transaction Documents” shall mean this Agreement, the Warrant, the Registration Rights Agreement and all other documents, certificates and instruments executed and delivered at any Closing.

8.97      “Transfer Agent” means VStock Transfer, and any successor transfer agent of the Company.

8.98      “Variable Priced Equity Linked Instruments” shall have the meaning ascribed to such term in Section 6.18.

8.99      “Variable Rate Transaction” shall have the meaning ascribed to such term in Section 6.18.

8.100    “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P.  (based on a Trading Day from 9:30 a.m.  (New York City time) to 4:02 p.m.  (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc.  (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

8.101    “Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at any Closing in the form of Exhibit B attached hereto.

8.102    “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants, provided that any share of Common Stock issued upon exercise of the Warrants shall not constitute an issued Warrant Share for purposes of this Agreement after such share has been irrevocably sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 without further restrictions or conditions to transfer pursuant to Rule 144.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of April 5, 2018.

COMPANY:

BLACK CACTUS GLOBAL, INC.

By:       /s/ Harpreet Sangha

Name:  Harpreet Sangha

Title:    Chairman of the Board, CFO

Address: 8275 S. Eastern Avenue, Suite 200

Las Vegas, NV 89123

Tel:      (702) 724-2643

Fax:     _______________________

email:  _______________________

[SIGNATURE PAGE OF PURCHASERS FOLLOWS]

[SIGNATURE PAGE OF PURCHASERS TO SPA]

Name of Purchaser: ________________________________________________________

Signature of Authorized Signatory of Purchaser: __________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Authorized Signatory: _____________________________________________

Facsimile Number of Authorized Signatory: __________________________________________

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Closing Subscription Amount: _____________

EIN Number: _______________________

EXHIBIT A

SCHEDULE OF PURCHASERS

Initial Closing

Name of Purchaser	Warrants	Warrant Shares	Total Purchase Price Amount
Bellridge Capital, L.P.	3	61,391,250	$__________
			TOTAL: $__________

EXHIBIT B

FORM OF WARRANT

Schedule 1.1

Warrant Denominations